As filed with the Securities and Exchange Commission on April 21, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0216911
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina 29640

(Address of Principal Executive Offices) (Zip Code)

Computer Software Innovations, Inc. 2005 Incentive Compensation Plan

(Full Title of the Plan)

David B. Dechant

Chief Financial Officer

900 East Main Street, Suite T, Easley, South Carolina 29640

(864) 855-3900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William L. Pitman, Esq.

Smith Moore Leatherwood LLP

300 E. McBee Avenue, Suite 500

Greenville, South Carolina 29601

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Par Value $0.001 per share	650,000 Shares	$0.99	$643,500	$74.71

(1)

The amount of Common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Company.

(2)

These amounts are based upon the book value per share of the Common Stock based on the registrant’s audited consolidated financial statements for the year ended December 31, 2010 and are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purpose of registering an additional 650,000 shares of the Common Stock, par value $0.001 per share, of Computer Software Innovations, Inc. (the “Company”), that may be offered to participants in the Company’s 2005 Incentive Compensation Plan. Such shares are in addition to the 1,100,000 shares registered on the registrant’s Form S-8 filed on January 27, 2006 (Commission File No. 333-131313). The 650,000 additional shares of Common Stock being registered hereby were approved by the stockholders at the Company’s annual meeting held on May 7, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Computer Software Innovations, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof to the extent such documents are considered filed with the Commission:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(2)	the description of the Company’s Common Stock as set forth in Item 1 to Form 8-A filed with the Commission on January 25, 2006, which description is incorporated therein by reference (and which is hereby incorporated herein by reference) to the Company’s Registration Statement on Form SB-2, as originally filed with the Commission on November 21, 2005 (Registration No. 333-129842), and as subsequently amended.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Smith Moore Leatherwood LLP, counsel to the Company, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein.

Item 6.	Indemnification of Directors and Officers.

Article Seven of the Amended and Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) to the extent Section 174 of the DGCL proscribes limitation of liability, or (4) for any transaction from which the director derived an improper personal benefit.

Under Article Eleven of the Amended and Restated Certificate of Incorporation, the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by an action or in the right of the Company) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of, or in a similar capacity with, another corporation, general partnership, joint venture, trust or other enterprise employee, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. Persons who are not directors or officers of the Company and are not serving at the request of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the Company. The indemnification conferred also includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding was first approved by the Board of Directors of the Company.

Article IX of the Amended and Restated Bylaws of Computer Software Innovations, Inc. provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Company.

Furthermore, Article IX of the Amended and Restated Bylaws provides for indemnification of any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Sections 9.1(a) or 9.1(b) of the Amended and Restated Bylaws (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i)	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or

(ii)	If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(iii)	By the stockholders.

Section 9.5 of the Amended and Restated Bylaws provides that the Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article IX of the Amended and Restated Bylaws and the DGCL.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (1) breached his duty of loyalty, (2) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (3) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or (4) obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Easley, State of South Carolina, on April 21, 2011.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Nancy K. Hedrick and David B. Dechant as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this registration statement, any other registration statements and exhibits thereto related to the offering that is the subject of this registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nancy K. Hedrick	President, Chief Executive Officer and Director	April 21, 2011
Nancy K. Hedrick	(Principal Executive Officer)

/s/ David B. Dechant	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 21, 2011
David B. Dechant

/s/ Anthony H. Sobel	Chairman, Director	April 21, 2011
Anthony H. Sobel

/s/ Jeffrey A. Bryson	Director	April 21, 2011
Jeffrey A. Bryson

/s/ Shaya Phillips	Director	April 21, 2011
Shaya Phillips

/s/ Thomas P. Clinton Thomas P. Clinton	Senior Vice President of Strategic Relationships and Director	April 21, 2011

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on 8-K filed February 16, 2005).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on 8-K filed November 14, 2005).

4.3	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on 8-K filed November 14, 2005).

4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. filed with the Delaware Secretary of State on March 28, 2006 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, filed March 29, 2006).

4.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on 8-K filed March 29, 2006).

5	Opinion of Smith Moore Leatherwood LLP

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Smith Moore Leatherwood LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

99.1	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed May 9, 2005)

99.2	Amendment to the Company’s 2005 Incentive Compensation Plan approved by the stockholders at the Company’s annual meeting held on May 7, 2008 (incorporated by reference to Exhibit 10.6 to the Company’s Form 10-Q filed May 13, 2008).